EXHIBIT 4.1
FIRST SUPPLEMENTAL INDENTURE
Dated as of November 24, 2014
to
INDENTURE
Dated as of November 7, 2014
Among
Education Realty Operating Partnership, LP, as Issuer
Education Realty Trust, Inc., as Guarantor
and
U.S. Bank National Association, as Trustee

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS ......................................................................................1

Section 1.1	Certain Terms Defined in the Indenture.....................................1

Section 1.2	Definitions ..................................................................................................2

ARTICLE II	CREATION OF SECURITIES..............................................................5

ARTICLE III	CERTAIN COVENANTS.....................................................................6

Section 3.1	Limitation on Indebtedness.......................................................6

Section 3.2	Limitation on Secured Debt......................................................7

Section 3.3	Maintenance of Unencumbered Assets.....................................7

Section 3.4	Debt Service Test.......................................................................7

ARTICLE IV	MISCELLANEOUS..............................................................................8

Section 4.1	Relationship with Indenture.......................................................8

Section 4.2	Trust Indenture Act Controls......................................................9

Section 4.3	Governing Law...........................................................................9

Section 4.4	Multiple Counterparts................................................................9

Section 4.5	Severability................................................................................9

Section 4.6	Ratification................................................................................9

Section 4.7	Headings..................................................................................10

Section 4.8	Effectiveness............................................................................10

-i-

FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture, dated as of November 24, 2014 (this “First Supplemental Indenture”), among Education Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), Education Realty Trust, Inc., a Maryland corporation, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the Trustee”), supplements that certain Indenture, dated as of November 7, 2014, among the Operating Partnership, the Guarantor and the Trustee (the “Original Indenture” and together with the First Supplemental Indenture, the “Indenture”).
RECITALS OF THE OPERATING PARTNERSHIP AND THE GUARANTOR
WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Original Indenture to provide for the issuance from time to time of its senior debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Guarantor, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;
WHEREAS, the Original Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officers’ Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Original Indenture; and
WHEREAS, the parties are entering into this First Supplemental Indenture to (i) create a series of debt securities to be issued from time to time in an unlimited principal amount entitled “4.600% Senior Notes due 2024” (the “Notes”); and (ii) establish the form and the terms and conditions of such Notes.
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises stated herein, the parties hereto hereby enter into this First Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Certain Terms Defined in the Indenture.

For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.
Section 1.2    Definitions.
For all purposes of this First Supplemental Indenture:
“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of, the Operating Partnership, or (2) assumed by the Operating Partnership or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, the Operating Partnership or the date of the related acquisition, as the case may be.
“Closing Date” means November 24, 2014.
“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements of that Person and its subsidiaries determined on a consolidated basis in accordance with GAAP.
“Consolidated Income Available for Debt Service” means, for any period of time, the Consolidated Net Income of the Operating Partnership for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(1)	Interest Expense on Indebtedness;

(2)	provision for taxes based on income;

(3)	depreciation and amortization;

(4)	extraordinary items;

(5)	non-cash, non-recurring items, as determined by the Operating Partnership in good faith; and

(6)	provision for gains and losses on sales or other dispositions of properties and other investments
In each case for such period, the Operating Partnership will reasonably determine amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.

“Consolidated Net Income” means, for any period of time, the amount of net income, or loss, for the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Subsidiary” means each Subsidiary of the Operating Partnership that is consolidated in the Operating Partnership’s Consolidated Financial Statements.
“DTC” means the Depositary Trust Company, a New York corporation.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any required calculation or determination.
“Global Note” means a single fully-registered global note in book entry form, without coupons, substantially in the form of Exhibit A attached hereto.
“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of the Operating Partnership or any Consolidated Subsidiary of the Operating Partnership will be deemed to be Incurred by the Operating Partnership or such Subsidiary whenever the Operating Partnership or such Consolidated Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligation of a Subsidiary of the Operating Partnership existing prior to the time it became a Subsidiary of the Operating Partnership will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary of the Operating Partnership; and Indebtedness or other obligation of a Person existing prior to a merger or consolidation of such Person with the Operating Partnership or any Subsidiary of the Operating Partnership in which such Person is the successor to the Operating Partnership or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than the Operating Partnership, the Guarantor or any Subsidiary or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not the Operating Partnership, the Guarantor or any Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.
“Indebtedness” of the Operating Partnership, the Guarantor or any Consolidated Subsidiary means, without duplication, any of the Operating Partnership’s indebtedness or that of the Guarantor or any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by the Operating

Partnership, the Guarantor or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than the Operating Partnership, the Guarantor or a Consolidated Subsidiary which is secured by any lien on property owned by the Operating Partnership, the Guarantor or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by the Operating Partnership, the Guarantor or any Consolidated Subsidiary as lessee which is reflected on the Guarantor’s consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Guarantor’s consolidated balance sheet in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by the Operating Partnership, the Guarantor or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership, the Guarantor or any Consolidated Subsidiary) of the type described in clauses (a)-(d) of this definition.
“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Operating Partnership, the Guarantor and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which the Operating Partnership or the Guarantor is the borrower, such Indebtedness is subordinate in right of payment to the Notes.
“Interest Expense” means, for any period of time, the maximum amount payable for interest on, and original issue discount of, the Operating Partnership and its Consolidated Subsidiaries’ Indebtedness, determined in accordance with GAAP.
“Make Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed that would be due after the related Redemption Date but for such redemption (for the avoidance of doubt, exclusive of any unpaid interest accrued thereon to, but not including, such Redemption Date), discounted to the related Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points.
“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Operating Partnership and its Consolidated Subsidiaries as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.
“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by the Operating Partnership.
“Total Assets” means, as of any time, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding accounts receivable and (non-real estate) intangibles of the Operating Partnership and its Consolidated Subsidiaries, all determined in accordance with GAAP.

“Total Unencumbered Assets” means, as of any time, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Indebtedness and all other assets, excluding accounts receivable and intangibles, of the Operating Partnership and its Consolidated Subsidiaries not subject to a lien securing Indebtedness, all determined in accordance with GAAP; provided, however, that all investments by the Operating Partnership or its Consolidated Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other nonconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.
“Treasury Rate” means the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date, of the principal of the Notes being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Treasury Rate, the most recent Statistical Release published prior to the date of determination of the Redemption Price shall be used.
“Undepreciated Real Estate Assets” means, as of any time, the cost (original cost plus capital improvements) of the real estate assets of the Operating Partnership and its Consolidated Subsidiaries on such date, before depreciation and amortization, all determined in accordance with GAAP.

“Unsecured Debt” means that portion of the outstanding principal amount of the Operating Partnership’s and its Consolidated Subsidiaries’ Indebtedness, excluding Intercompany Indebtedness, that is not Secured Debt.
ARTICLE II
CREATION, FORM AND TERMS AND CONDITIONS OF THE NOTES
Section 2.1    Creation of the Securities. In accordance with Section 301 of the Original Indenture, the Operating Partnership hereby creates the Notes as a separate series of its debt securities issued pursuant to the Indenture. The Notes shall be issued in an aggregate principal amount initially limited to $250,000,000.
The Operating Partnership may, from time to time, without notice to or the consent of the Holders of the Notes, issue, in addition to the Notes originally issued on the Closing Date, additional Notes. The Notes originally issued on the Closing Date and any additional Notes originally issued subsequent to the Closing Date shall be a single series for all purposes under the Indenture.

Section 2.2    Form of the Securities. The Notes will be represented by one or more fully-registered Global Notes in book-entry form, without coupons, registered in the name of the nominee of DTC, as the Depositary, or its nominee. The Global Notes shall be in the form of Exhibit A attached hereto and the terms set forth in such form shall be incorporated herein. So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Trustee (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners).
Section 2.3    Terms and Conditions of the Securities. The Notes shall be governed by all the terms and conditions of the Original Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be the terms of the Notes:
(1)    Optional Redemption. At any time prior to September 1, 2024, the Operating Partnership may, at its option, redeem the Notes, in whole at any time or in part from time to time, in each case upon notice at least 30 days but not more than 60 days prior to the Redemption Date fixed by the Operating Partnership, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the Make Whole Amount, plus in each case unpaid interest, if any, accrued to, but not including, such Redemption Date.
In addition, at any time on or after September 1, 2024, the Operating Partnership may, at its option, redeem the Notes prior to maturity, in whole at any time or in part (in authorized denominations) from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the related Redemption Date.
(2)    Maturity; Payment of Principal and Interest. The principal amount of the Notes shall be payable on December 1, 2024, subject to the provisions of the Indenture and the Notes. Interest on the Notes will accrue from and including November 24, 2014. The Notes will bear interest at a rate of 4.600% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2015. Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. All payments of principal and interest in respect of the Global Note will be made by the Operating Partnership in immediately available funds. The principal of the Notes payable on the Maturity Date or upon redemption will be paid against presentation and surrender of the Notes at the corporate trust office of the Trustee at 6810 Crumpler Blvd., Suite 200, Olive Branch, Mississippi 38654, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debt.

ARTICLE III

CERTAIN COVENANTS
In addition to the covenants set forth in Article 10 of the Original Indenture, there are established the following covenants for the benefit of Holders of the Notes but not, unless expressly agreed by the Operating Partnership in writing, any other series of Securities issued before, on or subsequent to the date hereof:
Section 3.1    Limitation on Indebtedness.
The Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any of its Subsidiaries in compliance with the Indenture, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of the Operating Partnership’s and its Subsidiaries’ Indebtedness, excluding Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership’s or any of its Subsidiaries in compliance with the Indenture, would be greater than 60% of the sum of, without duplication:

(1)
Total Assets as of the end of the fiscal quarter covered in the Operating Partnership’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the Commission, as the case may be; and

(2)
the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

Section 3.2    Limitation on Secured Debt.
In addition to the limitation on the Incurrence of Indebtedness set forth in Section 3.1 above, the Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Secured Debt, other than Intercompany Indebtedness and guarantees of Secured Debt Incurred by the Operating Partnership or any of its Subsidiaries in compliance with the Indenture, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of Secured Debt would be greater than 40% of the sum of, without duplication:

(2)
Total Assets as of the end of the fiscal quarter covered in the Operating Partnership’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the Commission, as the case may be; and

(3)
the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

Section 3.3    Maintenance of Unencumbered Assets.
The Operating Partnership will, and will cause its Subsidiaries to, have at all times Total Unencumbered Assets of not less than 150% of the Operating Partnership’s total Unsecured Debt determined on a consolidated basis in accordance with GAAP.
Section 3.4    Debt Service Test.
In addition to the limitations set forth in Sections 3.1 and 3.2 above, the Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any of its Subsidiaries in accordance with the Indenture, if the ratio of Consolidated Income Available for Debt Service to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional

Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom, and calculated on the following assumptions:

(1)
such Indebtedness and any other Indebtedness Incurred by the Operating Partnership and its Subsidiaries since the first day of the relevant four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred on the first day of such period;

(2)
the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the foregoing clause (1) and not this clause (2)) by the Operating Partnership and its Subsidiaries since the first day of the relevant four-quarter period had been repaid or retired on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)
in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of the relevant four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4)
in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by the Operating Partnership or any of its Subsidiaries from the first day of the relevant four-quarter period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

ARTICLE IV
MISCELLANEOUS
Section 4.1    Relationship with Indenture.
The terms and provisions contained in the Original Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Original Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.
Section 4.2    Trust Indenture Act Controls.
If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.
Section 4.3    Governing Law.
This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.
Section 4.4    Multiple Counterparts.
The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same First Supplemental Indenture.
Section 4.5    Severability.
Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.
Section 4.6    Ratification.
The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture. The recitals and statements contained herein shall be taken as the statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
Section 4.7    Headings.
The Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction thereof.
Section 4.8    Effectiveness.
The provisions of this First Supplemental Indenture shall become effective as of the date hereof.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

EDUCATION REALTY OPERATING
PARTNERSHIP, LP, as Issuer
By: EDUCATION REALTY OP GP, INC.,
its general partner
By: EDUCATION REALTY TRUST, INC.,
its sole owner

By:/s/ Edwin B. Brewer, Jr.
      Name: Edwin B. Brewer, Jr.
      Title: Executive Vice President and Chief Financial Officer

EDUCATION REALTY TRUST, INC.,
as Guarantor

By: /s/ Edwin B. Brewer, Jr.
      Name: Edwin B. Brewer, Jr.
      Title: Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Registrar, Paying Agent and Transfer Agent By: /s/ Gail Wilson Name: Gail Wilson Title: Vice President